SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[  ]           Preliminary Proxy Statement
[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]           Definitive Proxy Statement
[X]          Definitive Additional Materials
[  ]           Soliciting Material Pursuant to Section 240.14a-12

WNC CALIFORNIA HOUSING TAX CREDITS III, L.P.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[  ]       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
           1)  Title of each class of securities to which transaction applies:
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[  ]       Fee paid previously with preliminary materials.
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March 24, 2011

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Re:             WNC California Housing Tax Credits III, L.P. - Sale of Interest in Orosi Apartments
       Link to Consent Solicitation:   http://www.wncinc.com/Investor/Downloads/Proxies/CF3Orosi.pdf

Dear Registered Rep:

Please know that a Consent Solicitation Statement dated March 24, 2011 (the “Solicitation”) is being sent to your client(s) in regards to liquidation plans for the interest in Orosi Apartments. In the aggregate, the original Limited Partners have received a Federal tax credit return of approximately 114% of invested capital, and a California tax credit return of approximately 30% of invested capital.  It is expected that investors can utilize unused passive losses to offset the capital gain.  Please download the Solicitation for details.

Below is a list of reasons that that the General Partner recommends the proposed sale:

•	Orosi Apartments no longer generates low income housing tax credits.
•	It is now possible to sell the property without a recapture of prior tax credits.
•	The sale may allow Limited Partners to use their unused passive losses to offset the gain from the sale.
•	The property is more than 16 years old and is in need of capital improvements & upgrades.
•	Maintenance and administrative expenses will continue to increase with this aging apartment community.
•	The permanent financing for Orosi Apartments has a prepayment restriction that prohibits refinancing.

Please feel free to contact Investor Services at (714) 662-5565, ext 600 or via email at investorservices@wncinc.com with any further questions or concerns.  A copy of the proxy also is available upon request.

Regards,
Investor Services
WNC & Associates, Inc.

CLIENT LIST

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17782 Sky Park Circle • Irvine, CA 92614-6404 • Phone 714/662 5565 • Fax 714/708 8498